UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 5, 2009

MAGNETEK, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10233	95-3917584
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
	N49 W13650 Campbell Drive Menomonee Falls, WI	53051
	(Address of Principal Executive Offices)	(Zip Code)

(262) 783-3500
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At the annual meeting of the shareholders of Magnetek, Inc. (the “Company”) held on November 5, 2009, the Company’s shareholders approved the Second Amended and Restated 2004 Stock Incentive Plan of Magnetek, Inc. (the “Restated 2004 Plan”), effective November 5, 2009.

The purpose of the Restated 2004 Plan is to enable the Company to attract, retain and motivate its officers and other key employees, and to further align their interests with those of the shareholders of the Company by providing for or increasing the equity interest of such persons in the Company.

The Restated 2004 Plan includes the following material modifications, which became effective on November 5, 2009 upon approval by the Company’s shareholders: (i) the maximum aggregate number of shares of common stock that may be subject to future awards was decreased to 3,350,000 shares, (ii) a fungible share pool structure was implemented under which option and stock appreciation right awards will be counted against the issuable share limit as one share of common stock, and incentive bonus, incentive stock and incentive stock unit awards will be counted as 1.14 shares of common stock, (iii) the cap of 500,000 shares of common stock that can be awarded as incentive bonuses, incentive stock and incentive stock unit awards was eliminated, and (iv) the form of payment of any incentive bonus was changed from cash to cash, shares of common stock, or any combination of cash and common stock.

Following the approval of the Restated 2004 Plan by the shareholders on November 5, 2009, the Compensation Committee of the Board of Directors of the Company approved restricted stock award grants to certain designated management employees of the Company, including the following named executive officers of the Company:  Peter M. McCormick, President and Chief Executive Officer, Marty J. Schwenner, Vice President and Chief Financial Officer, Ryan D. Gile, Vice President and Corporate Controller, and Jolene L. Shellman, Vice President Legal Affairs and Corporate Secretary.  The grant date of the restricted stock awards is November 11, 2009.  The number of restricted stock shares for each person is based on 50% of his or her target percentage under the 2010 Management Incentive Stock Compensation Plan (“2010 MISCP”) multiplied by his or her base salary, and divided by the closing price of the Company’s common stock on the November 11 grant date.  Vesting of the restricted stock awards is three year cliff vesting.  The amount of the restricted stock shares to the named executive officers is calculated with the following base salary and 50% target levels:  Mr. McCormick - $300,000 and 50% target; Mr. Schwenner - $235,000 and 37.5% target; Mr. Gile - $152,500 and 17.5%; Ms. Shellman - $175,000 and 17.5% target.

The 2010 MISCP, an incentive stock document authorized under the Restated 2004 Plan, is a program established by the Board of Directors through which certain designated management employees of the Company, including the named executive officers referenced in the above paragraph, may receive incentive stock grants under the Restated 2004 Plan.  The 2010 MISCP provides that upon the Company’s achievement of a specified adjusted EBITDA level in fiscal 2010, the Company will issue an incentive stock grant to participants, with the number of shares under such grant equal to 50% of the participant’s target percentage multiplied by his or her base salary and divided by the closing price of the Company’s common stock on the last trading day before approval of the 2010 incentive stock calculation by the Board of Directors.  For each additional $1 million the Company achieves over the specified adjusted EBITDA in fiscal 2010, each participant’s target percentage will increase by 10% over the 50% level, up to a maximum target percentage of 100%.  If the Company’s specified adjusted EBITDA level in fiscal 2010 is not met, no incentive stock awards will be granted.  The awards to the named executive officers under 2010 MISCP are not presently determinable.

The Restated 2004 Plan and the amendments thereto, and the 2010 MISCP and the New Plan Benefits table relating to the 2010 MISCP, are described in detail in the Company’s proxy statement filed with the Securities and Exchange Commission on Schedule 14A on September 16, 2009 in connection with the Company’s annual meeting of shareholders held on November 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  November 9, 2009

MAGNETEK, INC.

/s/	Marty J. Schwenner
By:	Marty J. Schwenner
Vice President and Chief Financial Officer